                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS



    We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-20783) and related Prospectus of ANADIGICS, Inc. for the registration of 2,347,739 shares of its common stock, and to the incorporation by reference therein of our reports dated January 26, 1996, with respect to the financial statements and schedule of ANADIGICS, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission and to the use of our reports dated January 30, 1997, with respect to the financial statements and schedule of ANADIGICS, Inc. for the year ended December 31, 1996.



                                          ERNST & YOUNG LLP



Princeton, New Jersey
February 4, 1997